KPMG LLP Exhibit 23.1 1601 Market Street Philadelphia, PA 19103-2499 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (Nos. 333-276377 and 333- 276378) on Form S-8 and (No. 333-273360) on Form S-4 of our reports dated February 29, 2024, with respect to the consolidated financial statements of Arcadium Lithium plc and the effectiveness of internal control over financial reporting. Philadelphia, Pennsylvania February 29, 2024